Exhibit 99.1

Investor and Media Relations:

Javier Jimenez

VP Operations

(978) 646-1411 ir@abiomed.com

(978) 646-1419 mediarelations@abiomed.com

ABIOMED Announces Results for Fiscal Year Ended March 31, 2005

Total revenue growth of 48% over prior year, with record setting Q4 revenue of $10.8M

DANVERS, Mass. (May 31, 2005) – ABIOMED, Inc. (NASDAQ: ABMD) today released financial results for its fiscal year ended March 31, 2005 (“fiscal 2005”) and commented on significant highlights of the most recent 12 months.

Financial and operating highlights for fiscal 2005 and important recent developments include:

•                  Total revenues of $38.2 million, 48% growth over the prior year, driven by a record $10.8 million in the fourth quarter.

•                  ABIOMED spent $13.5 million in research and development with a significant amount of the invested dollars going now to new products and platforms in circulatory care to be introduced into the market in the next 12 to 18 months.

•                  A 75% reduction in net loss for the year, to $0.11 per share, and a substantial reduction in the rate of cash consumption. Q2 was profitable, Q3 was cash positive and Q4 ended with a $220K loss, demonstrating consistent progress toward our goal of profitability of our existing business operations. The loss in Q4 was mainly driven by expenses incurred during due diligence of the Impella acquisition, increased legal fees and additional costs associated with the Sarbanes-Oxley 404 compliance project.

•                  Successful commercial roll out of the AB5000 console and ventricle. Revenues for the AB5000 platform doubled from the prior year and contributed to over 40% of total revenue. To date, more than 100 consoles have been sold worldwide, in over 80 hospitals in 9 countries. In fiscal year 2005, 73% of all new AB5000 console customers were non-transplant centers. Our clinical database statistically shows that access to ABIOMED recovery technology at non-transplant centers improves patient outcomes.

•                  The AbioCor program continued its progress when in September of 2004 the Company filed the initial submission for marketing approval under a Humanitarian Device Exemption (HDE).  The Food and Drug Administration (FDA) will convene an expert panel of cardiovascular surgeons and cardiologists to review the groundbreaking technologies and clinical trial data behind the AbioCor artificial heart. The special expert review panel is expected to decide on June 23, 2005.

•                  ABIOMED has made significant improvements in U.S distribution, and expanded its global reach with 10% of product revenues coming from outside of the US in Q4, up from 4% a year ago. During Q4, we continued the process of submission for approval of the AB5000 console, ventricle and cannulae in major growth markets including China and Japan.

•                  The AB5000 ventricle has supported more than 200 patients since its clinical introduction, and has a 34% treatment success to recovery or next therapy, with over 50% of those patients recovering their native heart including all indications. At our top ten centers the survival rate is 81%.

•                  With respect to Myocarditis and AMI (Heart attack) cardiogenic shock, the survival rate is greater than 50% with the AB5000.  The AB5000 results have been achieved while the average time to VAD insertion remains at 46 hours, which is more than double the recommended protocol of less than 24 hours post cardiogenic shock.  We anticipate an even greater improvement in survival rates as more clinical professionals continue to adopt the protocols and implant the AB5000 earlier.

•                  Service revenue and contracts continued to grow with over $500 thousand booked in backlog orders (not included in FY’05 revenue). In our first quarter of offering support contracts, one third of new AB5000 console customers purchased support programs at point of sale. This represents new revenue growth for ABIOMED, in recognition of the value-added services ABIOMED can provide to our customers to improve clinical outcomes and reimbursement.

“We are pleased with our results for FY’05 but not satisfied. We remain committed to our mission of saving lives, leading in technology and innovation, creating shareholder value and having a winning culture”, said Michael R. Minogue, CEO and President of ABIOMED. “We have made significant progress in each of these objectives. With the acquisition of Impella, we are now positioned to become the global leader that recovers, supports, and replaces failing hearts”.

Financial results for fiscal year 2005 ended March 31, 2005 are summarized in the attached table.  Financial highlights of the year included:

Product Revenues.   Product revenues increased by $12.9 million, or 51%, from $25.1 million in fiscal 2004 to $37.9 million in fiscal 2005.  This record reflects the successful commercial introduction of the AB5000 platform with favorable clinical results, the effect of a new pricing structure, and the expansion of ABIOMED products outside of the United States.

Cost of Product Revenues.  Cost of product revenues as a percentage of product revenues improved to 25% for fiscal 2005 from 30% in fiscal 2004. The increase in product margin was driven by a combination of pricing and productivity in our production processes.

Research and Development Expenses.  Research and development expenses decreased by $0.8 million, or 6%, from $14.3 million in fiscal 2004 to $13.5 million in fiscal 2005, reflecting our drive to improve efficiencies in our engineering efforts. Even though we continued working towards the AbioCor Total Artificial Heart, ABIOMED now spends a significant amount of the development dollars on new products and platforms in circulatory care to be introduced into the market in the next 12 to 18 months.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased by $4.5 million, or 32%, from $14.1 million in the prior year to $18.6 million in the fiscal year ended March 31, 2005. The increase is directly correlated to the higher volume in total revenue and expenses incurred during the Sarbanes-Oxley 404 compliance project. In addition, there were additional expenses incurred in recruiting and relocation of key talent who joined the company over the last 12 months.

Net Loss.  Net loss for the year was approximately $2.3 million, or $0.11 per share.  This is a 75% reduction from the net loss of approximately $9.5 million, or $0.45 per share, in the prior fiscal year. ABIOMED had its first profitable quarter in over 8 years during fiscal year 2005.

ABIOMED will be hosting a conference call with analysts and investors to discuss fiscal 2005 results.  This conference call is scheduled for today, May 31, at 11:00 a.m. Eastern Time and may be heard live via our website at www.ABIOMED.com, or calling US: +1-800-938-0653 or Int’l: +1-973-935-2408.

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to recover, support or replace the pumping function of the failing heart. ABIOMED, which currently sells the AB5000™ Circulatory Support System and the BVS® 5000 Biventricular Support System, is the market leader in devices for the temporary support of patients with failing but potentially recoverable hearts. In September 2004, ABIOMED applied for initial FDA market approval for the AbioCor® Implantable Replacement Heart to treat a defined subset of irreversible end-stage heart failure patients under a Humanitarian Device Exemption.

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, including products obtained through the acquisition of Impella CardioSystems, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

ABIOMED, INC.

FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED OPERATING RESULTS (Unaudited)

(In thousands, except per share data)

	Fiscal Years Ended
	March 31 2005	March 31 2004

Product Revenues	$37,945	$25,070
Funded Research & Development	271	669
Total Operating Revenues	38,216	25,739

Cost of Product Revenues	9,366	7,591
R&D Expenses	13,497	14,299
S,G&A Expenses	18,606	14,101
Total Operating Expenses	41,469	35,991

Loss from Operations	(3,253)	(10,252)

Other Income, net	911	806

Net Loss	$(2,342)	$(9,446)

Net Loss per Share	$(0.11)	$(0.45)

Weighted Average Shares Outstanding	21,845	21,153

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2005	March 31, 2004

Cash and Investments	$43,714	$45,541

Working Capital	$50,439	$32,154

Total Assets	$61,061	$59,161

Current Liabilities	$4,882	$4,825

Stockholders’ Equity	$56,179	$54,336

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